EXHIBIT 99.1

[DOLE FOOD COMPANY LETTERHEAD]

P.O. Box 5132 • Westlake Village, CA 91359-5132 • 818-874-4000 • Fax 818-874-4893

NEWS RELEASE
Contact: Richard J. Dahl
818-879-6803

DOLE FOOD COMPANY, INC. ANNOUNCES
AGREEMENT TO ACQUIRE J. R. WOOD, INC.

     WESTLAKE VILLAGE, California – April 29, 2004 — Dole Food Company, Inc. today announced that it has entered into an agreement to acquire all of the capital stock of the parent of J. R. Wood, Inc. Wood is a leading producer and marketer of a wide range of branded and non-branded frozen fruit products. Wood’s Big Valley® brand is the #1 frozen fruit brand in the United States and is sold into club stores and food retailers.

     David H. Murdock, Chairman, President and Chief Executive Officer of Dole Food Company, Inc., stated: “We are extremely pleased with our acquisition of this premier company, which is a market leader and quality provider in the frozen fruit category. This is a natural extension of Dole’s existing fruit and vegetable strategy and offers an opportunity to extend the Dole brand into the frozen fruit section of the produce industry.”

     Ann Wood, Chairman of J. R. Wood, stated: “The Wood family is excited to have the opportunity to combine the strengths of our frozen fruit business with Dole’s worldwide brand and reputation for quality. We believe that the combination of J. R. Wood’s long history of success in frozen fruit with Dole’s leading worldwide fresh fruit and vegetable operations will create significant advantages for our customers.”

     The transaction is expected to close in the second quarter of 2004, subject to antitrust clearance under the Hart-Scott-Rodino Act.

     Thomas Weisel Partners LLC acted as financial advisor to Wood.

     Dole Food Company, Inc., with 2003 revenues of $4.8 billion, is the world’s largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers, markets a growing line of packaged foods and is a produce industry leader in nutrition education and research.

     This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.